S E C U R I T I E S
110 WALL STREET
Twenty Seventh Floor
New York, New York 10005
212-400-4840

MEMBER FINRA        MEMBER SIPC

January 16th 2008

CONFIDENTIAL
Joseph F. Langston
Interim Chief Executive Officer
United Heritage Corporation
1310 West Wall
Midland, Texas 79701

Dear Mr. Langston:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of the engagement by United Heritage Corporation (“UHCP” or the “Company”) of Chadbourn Securities, Inc. (“Chadbourn” or the “Agent”). During the Term (defined below), Chadbourn will act as the exclusive financial advisor to UHCP and assist the Company with respect to one or more proposed private placements of equity and/or debt securities (each a “Private Placement”), merger or acquisition of or by the Company (“Transaction”).

1.	Engagement. The Company hereby engages the Agent to act as its exclusive financial advisor and placement agent concerning:

The Private Placement of UHCP’s equity and/or debt securities (the “Securities”). It is currently contemplated that the Private Placement will be structured as an offering of equity and/or debt securities that will be exempt from the registration/qualification requirements of federal and state securities laws. The final terms of the Private Placement, however, will be negotiated between the Company and the investors / lenders who purchase the Securities in the Private Placement. The Agent is not authorized to act on behalf of the Company in accepting any terms or conditions associated with the issuance of the Securities. The Agent hereby accepts such engagement on a “best efforts” basis upon the terms and conditions set forth herein. It is understood that the Agent’s engagement pursuant to this Agreement does not constitute an agreement or a commitment, express or implied, by the Agent or any of the Agent’s affiliates to underwrite, purchase or place any Securities or otherwise provide financing to the Company.

   Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

2.	Term. The term of this Agreement will end 6 months from the date of this letter, unless extended by mutual consent of the parties, subject to the provisions of Section 7 (the “Term”).

3.	Services. In undertaking this assignment, the Agent will provide the following services to the Company, subject to the provisions of Sections 4 and 7:

(a)	advise the Company as to the structure, form and appropriate amount of any investment to be accepted in a Private Placement,

(b)	advise on the formulation of a strategy and the development of procedures and timetables for marketing the Company to potential investors / potential lenders;

(c)	assist the Company’s management in making presentations to potential investors/ potential lenders;

(d)	assist in identifying suitable strategic partners, and qualify them as to their ability to consummate a Transaction and/or expand the Company’s business and operations;

(e)	assist in negotiating, structuring, reorganizing or restructuring of the Company as needed to consummate a Transaction or Private Placement;

(f)	coordinate due diligence investigations of or by the Company with regard to a proposed Private Placement or Transaction;

(g)	prepare, with the assistance of the Company, a management presentation or executive summary describing the Company;

(h)	at its discretion, provide other services as requested by the Company.

4.	Certain Agreements of the Company. The Company:

(a)
agrees to make available to the Agent all information concerning the business, assets, operations and financial condition of the Company, which the Agent reasonably requests in connection with the performance of its obligations hereunder. The Company will make members of management and other employees available to the Agent for purposes of satisfying the Agent’s due diligence requirements and consummating the Private Placement and will commit such time and other resources as are necessary or appropriate to secure reasonable and timely success of the Private Placement.

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

(b)
agrees that all information furnished to the Agent in connection with this Agreement will be accurate and complete in all material respects at the time provided and that if such information, in whole or in part, becomes materially inaccurate, misleading or incomplete during the Term of the Agent’s engagement hereunder, the Company will promptly advise the Agent in writing and correct any such inaccuracy or omission;

(c)
agrees that the management presentation, executive summary and all other information provided to potential investors/potential lenders will be accurate and complete in all material respects and will not contain an untrue statement of material fact or omit to state a material fact required to be stated herein, or necessary to make the statement therein, in light of circumstances under which they are made, not misleading

5.             Fees. In consideration for the services provided by the Agent, the Company hereby agrees to pay the Agent the following fees:

(a)The Private Placement Cash Fee.

(i) If the Company consummates during the Term the sale of any equity and/or equity-linked securities, which include common or preferred stock, securities convertible into common or preferred stock, warrants or other equity linked securities with the exception of up to $500,000 of securities to be sold to affiliates of the Company and any other investors introduced to the Company by the Company’s management or significant shareholders (the “Equity Securities”), the Company will pay to the Agent, upon the closing of each such Private Placement, a cash placement fee equal to 8% of the gross proceeds to the Company up to $5MM and 4.00% on any financing amount in excess of $5MM.

(ii) If the Company consummates during the Term any non-convertible Subordinated Debt, the Company will pay to the Agent, upon the closing of each such Private Placement, a placement fee equal to 8% of the amount funded to the Company. With respect to any non-convertible Subordinated Debt with attached equity interests in the Company, Agent will receive, in addition to the foregoing 8% fee, 8% of the number of securities attached thereto, in the same form received by the lenders. For example, if the Company issues warrants to the lenders to purchase 100,000 shares of Common Stock, Agent will receive warrants, in the same form and on the same terms, to purchase 8,000 shares of Common Stock. “Subordinated Debt” includes any debt subordinate in rank to the Company’s Senior Debt (as defined below).

(iii) If the Company consummates during the Term any non-convertible Senior Debt, the Company will pay to the Agent, upon the closing of each such Private Placement, a placement fee equal to 2% of the amount funded to the Company. With respect to any non-convertible Senior Debt with attached equity interests in the Company, Agent will receive, in addition to the foregoing 2% fee, 8% of the number of securities attached thereto, in the same form received by the lenders.

United Heritage Corporation
1/16/2008

For example, if the Company issues warrants to the lenders to purchase 100,000 shares of common stock, Agent will receive warrants, in the same form and on the same terms, to purchase 8,000 shares of Common Stock. “Senior Debt” includes any debt that has a first priority lien on the Company’s assets or is senior in rank to any mezzanine debt of the Company.

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

The Company will pay all cash fees to Chadbourn in US Dollars via wire transfer at each applicable closing, to a bank account(s) designated by the Agent.

In the event that any fees due Chadbourn are not paid or issued in full when due, the Company will also be liable to Chadbourn for interest on the value of the fees due at the annual rate of three percent over the prime rate, accruing on a daily basis from the date on which such fees are due and unpaid, plus all of Chadbourn's reasonable legal fees and expenses in connection with collection of said fees.

(b) Warrants. The Company agrees to issue to the Agent, concurrently with the successful completion of a Private Placement contemplated by Paragraph 5(a) above, Common Stock Warrants ("Warrants") covering shares of Common Stock equal to 8% of the number of shares of common stock actually issued in the Private Placement, or in the case of preferred stock 8% of the number of shares of common stock into which the preferred stock so issued is initially convertible, or in the case of convertible debentures 8% of the number of shares of common stock into which such debentures are initially convertible. All shares of Common Stock issuable upon the exercise of such Warrants will be issuable out of the authorized unissued shares of Common Stock of the Company. Such Warrants will have terms that are commensurate with the Securities sold in such Private Placement. For example, if the structure of the contemplated offering is a convertible debenture with a three year term, the Agent’s Warrants will also have a three year term. The Warrants will be non-transferable except to (i) successors to the Agent in merger or consolidation; (ii) purchasers of substantially all of the Agent’s assets; (iii) officers, directors, employees, or agents of the Agent; and (iv) shareholders of the Agent or shareholders or partners of its transferees in the event of liquidation or dissolution. The Warrants will contain provisions which require the Company to register the shares underlying the Warrants whenever either the Company or another investor initiates a registration with the Securities and Exchange Commission (the “SEC”), The exercise price of the Warrants is equal to one hundred percent (100%) of the price of the Common Stock issued in the private placement, or in the case of convertible preferred stock or convertible debentures, the initial conversion price of such convertible Securities. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants will be subject to customary adjustment in the case of stock splits, combinations and recapitalizations of the Company. The Warrants will have a customary cashless exercise provision.

If the fair market value of one share of Common Stock is greater than the exercise price of that share (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Corporation together with the properly endorsed Subscription Form in which event the Corporation will issue to the holder a number of shares of Common Stock computed using the following formula:

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

X=Y (A-B)
A
Where X= the number of shares of Common Stock to be issued to the Holder;

Y=
the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation);

A=	the fair market value of one share of the Corporation’s Common Stock at the date of exercise;

B=	exercise price (as adjusted to the date of such calculation).

The Company will send to the Agent, by registered mail, unless otherwise instructed by Chadbourn, all equity/or equity-related compensation within 30 days of the closing of an applicable Private Placement or Transaction facilitated by the Agent.

(c) Tail. If any Strategic Partners or Potential Investors / Potential Lenders that were contacted by the Agent or that purchased Securities in a Private Placement, during the term of this Agreement, make an equity and/or debt investment(s) in the Company within 12 months from the closing date of the Private Placement or expiration of this Agreement, the Agent will be paid an additional placement fee under the same terms for each security class as specified in paragraphs 5(a) and (b) above...

(d) Retainer. In consideration for the services rendered by the Agent pursuant to this Agreement, the Company agrees to pay the Agent a monthly fee of $15,000, which the Agent may elect to have paid in common stock of the Company valued at the average volume weighted average price of the common stock for the 5 trading days preceding the end of the applicable month of service, provided that the first payment shall be due upon execution of this Agreement. The cash value of the fees (as calculated pursuant to the preceding sentence in the case of stock payments) will be deducted from the fees specified in paragraph 5(a).

(e) Merger/Acquisition. The Company agrees to pay to the Agent a fee equal to 2.5% of the aggregate value of cash and/or stock received by or paid to the Company pursuant to any sale, merger, or acquisition facilitated by the Agent during the Term and/or for 12 months after the termination of this of this Agreement.

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

6.
Expenses. In addition to any fees that may be payable hereunder and regardless of whether any proposed transaction is consummated, the Company hereby agrees to reimburse the Agent for all reasonable travel, legal and other out-of-pocket expenses incurred in performing the services described herein, including reasonable fees and disbursements of the Agent’s legal counsel. The Agent will not either incur any single expense item over $100 or incur aggregate expenses under this Agreement in excess of $1,000 without the prior approval of the Company.

7.
Termination. The Agent’s engagement under this letter agreement may be terminated on either the Company's or the Agent’s written request with 30 days notice; provided, however, that the provisions of Sections 5 through 14, inclusive of this letter agreement and the indemnification provisions of the separate letter agreement referenced in Section 17 hereof, and all of the Agent’s rights under all of such provisions, will survive the expiration or termination of this engagement and the consummation of any Private Placement by the Company. Termination will not affect the right of the Agent to receive any fees payable hereunder, any fees which have accrued prior to such termination, or the right of the Agent to receive reimbursement for its out-of-pocket expenses described above. It is expressly understood that neither the Agent nor the Company will have any continuing obligation or liability to one another under this Agreement upon termination hereof, except in respect of the matters specifically referenced in this Section 8.

8.	Disclosure.

(a)
Restrictions on Agent. Agent recognizes that its relationship with Company will give it access to Confidential Information (as hereinafter defined). Consequently, during the Term and for the one (1) year period immediately thereafter, Agent will not use or disclose to any prospective investor or other third party any Confidential Information, unless or until such third party agrees in writing to be bound by the terms of this confidentiality provision. “Confidential Information” shall include but not be limited to, any information concerning Company’s processes, products, services, inventions, purchasing, accounting, marketing, selling methods and techniques, research and development, computer programs, purchasing information, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, customer lists, and any other information related to Company’s customers, and any such other information concerning the business of Company or its manner of operation which is not generally known in the industry. Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without Agent’s breach of this Agreement; (ii) was in Agent’s possession at the time of disclosure and was not acquired from Company; (iii) is received from third parties, and is rightfully in the possession of such third parties and not subject to a confidentiality obligation of third parties; (iv) is required by law to be disclosed (with prior notice to Company); or (v) is intentionally disclosed without restriction by Company to a third party.

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

(b) Restrictions on Company. The Company agrees that, except as required by applicable law or regulation, any advice to be provided by the Agent under this Agreement will not be disclosed publicly or made available to third parties without the prior approval of the Agent, which approval will not be unreasonably withheld.

9.
 Complete Agreement. This Agreement, together with the separate indemnity letter, incorporates the entire agreement of the parties with respect to the subject matter of this Agreement, and may not be amended or modified except in writing.

10.
Enforceability and Governing Law. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement which will remain in full force and effect. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. Venue for any legal proceedings under this Agreement shall be in the state or federal courts located in the City of New York, New York, Borough of Manhattan.

11.
Successors or Assigns. The benefits of this letter agreement and the separate indemnity letter will inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and thereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto will be binding upon their respective successors and assigns.

12.
Waivers. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

13.
Attorney’s Fees. If any legal action or proceeding is brought for the enforcement or for a declaration of rights and duties under this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties will be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which the successful or prevailing Party or Parties may be entitled.

14.
Force Majeure. The Agent’s failure to perform any term or condition of this Agreement as a result of conditions beyond its control such as, but not limited to, war, acts of God, governmental restrictions, power failures, market conditions or damage or destruction of network facilities or servers, will not be deemed a breach of this Agreement.

15.
Counterparts. This Agreement may be executed and initialed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.

United Heritage Corporation
1/16/2008

16.
Indemnification. The Company agrees to enter into separate letter agreements with the Agent dated the date hereof, providing for indemnification of the Agent by the Company in connection with the Agent’s engagement hereunder. The obligations contained in such letter will remain operative regardless of any expiration, termination or cancellation of the Agent’s services hereunder and regardless of the consummation of any transaction contemplated hereby.

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn

United Heritage Corporation
1/16/2008

If the terms of our Agreement as set forth in this letter are satisfactory, kindly initial and sign the enclosed copy of this letter and indemnification agreement and return them to us. We look forward to working with you on this assignment and appreciate the opportunity to be of service.

Very truly yours,

Chadbourn Securities, Inc.

By: /s/ Trent Gunter
Trent Gunter
President

Accepted and Agreed to:
United Heritage Corporation

By: ______________________
Name: ____________________
Title: ____________________

Initials: UHCP_____/Chadbourn_____  Date: UHCP_____/Chadbourn